Exhibit 2.3

SECOND AMENDMENT TO

MERGER AGREEMENT

This SECOND AMENDMENT TO MERGER Agreement (this “Amendment”) is made and entered into effective as of May 12th, 2025, by and among Vireo WH Merger Sub Inc. (“Merger Sub”), Vireo Growth Inc., a British Columbia corporation (“Parent”), and WholesomeCo, Inc., a Delaware corporation (the “Company”). Each of the Merger Sub, Parent, and the Company are referred to herein as a “Party” and collectively as the “Parties”.

BACKGROUND

Reference is made to that certain Agreement and Plan of Merger, by and among the Parties and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Stockholders, dated as of December 18, 2024, as amended by that certain First Amendment to Merger Agreement, dated as of March 17, 2025 (the “Agreement”). The Parties desire to further amend the Agreement as set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

AGREEMENT

For good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Amendments to Article I.

i.            The definition of “280E Tax Reserve Shortfall” is hereby deleted in its entirety and replaced as follows:

““280E Tax Reserve Shortfall” means an amount equal to $0.00.”

ii.            The definition of “Arches Cash Surplus” is hereby deleted in its entirety and replaced as follows:

““Arches Cash Surplus” means an amount equal to $0.00.”

iii.           The definition of “Closing Indebtedness” is hereby deleted in its entirety and replaced as follows:

““Closing Indebtedness” means, subject to the limitations set forth in the definition of “Indebtedness,” the aggregate amount of any unpaid Indebtedness of the Company Entities remaining as of December 31, 2024 (other than, and without duplication of, the amounts included in Current Liabilities that are taken into account in the calculation of the Closing Working Capital).”

iv.           The definition of “Closing Merger Consideration” is hereby deleted in its entirety and replaced as follows:

““Closing Merger Consideration” means the sum of:

(a)            the EBITDA Consideration, plus

(b)            the Closing Cash, plus

(c)            the Arches Value Amount, plus

(d)            provided that the 280E Tax Reserve is not less than $2,000,000, an amount equal to the Adjusted 280E Reserve, less

(e)            the amount of Closing Indebtedness, less

(f)            the amount of the 280E Tax Reserve Shortfall, if any, less

(g)            the amount of any Pre-Closing Taxes, less

(h)            the amount of any unpaid Transaction Expenses, plus

(i)              the amount by which Closing Working Capital exceeds the Target Working Capital or minus the amount by which Closing Working Capital is less than the Target Working Capital.”

v.            The definition of “Closing Working Capital” is hereby deleted in its entirety and replaced as follows:

““Closing Working Capital” means: (a) the consolidated Current Assets of the Company Entities, less (b) the consolidated Current Liabilities of the Company Entities, determined as of December 31, 2024.”

vi.            The definition of “Post Closing Debt” is hereby deleted in its entirety and replaced as follows:

““Post-Closing Debt” means any principal, interest, other fee payments on, and (without duplication) any accrued amounts (including interest and fees) of, indebtedness for borrowed money incurred (a) after December 31, 2024 by a Company Entity, whether as intercompany indebtedness for amounts borrowed from Parent (or its subsidiaries) or from a third party lender, pursuant to a Company Entity’s request to the Parent to incur such indebtedness for use in the business and operations of the Company Entities, and with Parent’s consent and approval, which consent and approval may be withheld, delayed or conditioned in Parent’s sole and absolute discretion, or (b) after December 31, 2024 by a Company Entity, without the prior consent and approval of Parent; provided, however, that, notwithstanding the foregoing, “Post-Closing Debt” shall not include any indebtedness incurred by or on behalf of a Company Entity after December 31, 2024 in connection with satisfying or refinancing any amount of Closing Indebtedness, to the extent such Closing Indebtedness amount was reflected in the calculation of Closing Merger Consideration, or purchasing the Property (as defined in that certain Agreement of Lease, dated as of 2/1/23, by and between Wholesome Ag, LLC and 6800 N. Higley Road, LLC (as amended by the First Amendment to Lease Agreement on May 12, 2025, the “Higley Road Lease”)).”

2.            Amendments to Exhibit B (Form of Adjusted EBITDA Worksheet). Exhibit B to the Agreement is hereby deleted in its entirety and replaced with the Form of Adjusted EBITDA Worksheet attached hereto as Annex 1.

3.            Waiver of Closing Condition. Parent and Merger Sub hereby waive the condition to Closing set forth in Section 8.02(f) of the Agreement with respect to the delivery by the Company of an instrument terminating (i) the Higley Road Lease, as amended on May 12, 2025, (ii) the Founders LOC Agreement, (iii) the Series B2 Stock Purchase Agreement, dated as of March 30, 2022, by and between the Company and GSSK LLC, and (iv) the REVOLVING CREDIT NOTE, dated July 1, 2024, in favor of Jason Kwicien and promised by Wholesome AG, LLC, Wholesome Therapy, LLC, WC Staffing, LLC, Wholesome Goods, LLC, and Wholesome Direct, LLC, in each case pursuant to Section 2.03(a)(xii) of the Agreement.

4.            Miscellaneous. Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect. The terms of Article 11 of the Agreement shall apply to this Amendment, as applicable, as if fully set forth herein.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed effective as of the day and year first set forth above.

MERGER SUB:

VIREO WH MERGER SUB INC.

By:	/s/ Amber Shimpa
Name:	Amber Shimpa
Title:	President

PARENT:

VIREO GROWTH INC.

By:	/s/ John Mazarakis
Name:	John Mazarakis
Title:	Chief Executive Officer

THE COMPANY:

WHOLESOMECO, INC.

By:	/s/ Christopher Jeffery
Name:	Christopher Jeffery
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

ANNEX 1

Amended and Restated Form of Adjusted EBITDA Worksheet

[See attached]

Exhibit B

Form of Adjusted EBITDA Worksheet

Adjusted EBITDA Worksheet

Consolidated Net Income / (Loss)[1]	$	[●]	(a)
(+) Interest Expense	$	[●]	(b)(i)
(+) Income Taxes (Excluding Property Taxes, Sales and Excise Taxes)	$	[●]	(b)(ii)
(+) Depreciation and Amortization	$	[●]	(b)(iii)
(+) Excess Intercompany / Corporate Costs[2]	$	[●]	(b)(iv)
(+) Loss on Disposal of Assets	$	[●]	(b)(v)
(+) Non-cash Write-down of Assets	$	[●]	(b)(vi)
(+) Delivery Expenses and Fees[3]	$	[●]	(b)(vii)
(+) Decrease in WIP inventory	$	[●]	(b)(viii)
(+) Decrease in Finished Goods Inventory (Non-Third-Party Products)	$	[●]	(b)(ix)
(-) Cash Payments Including Interest Expenses for Rent and/or Leases not Otherwise Expensed in Operating Expenses[1]	$	[●]	(c)
(-) Interest Income	$	[●]	(d)(i)
(-) Gain on Disposal of Assets	$	[●]	(d)(ii)
(-) Non-cash Write-up of Assets	$	[●]	(d)(iii)
(-) Increase in WIP inventory	$	[●]	(d)(iv)
(-) Increase in Finished Goods Inventory (Non-Third-Party Products)	$	[●]	(d)(vii)

1 For any period prior to the Closing Date, Adjusted EBITDA will be calculated without including any revenues, costs and expenses relating to any discontinued or divested operations prior to the Closing Date. Adjusted EBITDA shall also exclude any revenues, costs, expenses or related contribution from the operation of Arches.

2 Intercompany costs and expenses, corporate overhead allocations and similar items between the Company Entities and Parent and its Affiliates (other than the Company Entities) (other than Arches Platform Fees and Delivery Fees and the amounts specified in the “Delivery Expenses and Fees line) up to, in a particular fiscal year, the lower of (A) $1,000,000 and (B) 1% of the Company Entities’ net revenues. In addition, any aggregate compensation (both base salary and bonus) paid by Parent, the Surviving Corporation, or their respective Affiliates to Christopher Jeffery during the Earn-Out Period that exceeds $250,000 shall be added back as a corporate expense.

3 Any and all fees and expenses that the Surviving Corporation incurs with respect to delivery vehicles and delivery drivers in connection with mobile deliveries related to its use of the Arches Platform. In addition, capital expenditures for delivery vehicles will not be allocated to the Surviving Corporation for purposes of computing Adjusted EBITDA for any period after the Closing Date.

1 From and after the date the Surviving Corporation acquires the Property (as defined in that certain Agreement of Lease, dated as of 2/1/23, by and between Wholesome Ag, LLC and 6800 N. Higley Road, LLC (as amended)), and for the remainder of the Earn-Out Period, the Surviving Corporation will be deemed to be continuing to pay monthly rent on the Property in the amount of (i) $69,443.64 per month through February 28, 2026, and (ii) $71,526.94 per month from March 1, 2026 through the end of the Earn-Out Period.